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                                                                   Exhibit 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-101642, 33-65321, 333-04661, 333-105858 and 333-118213)
pertaining to various stock option and incentive plans of Gentex Corporation of our reports dated February 8, 2006, with respect to the consolidated financial statements of Gentex Corporation and subsidiaries, Gentex Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gentex Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

                                               /s/ Ernst & Young LLP

Grand Rapids, Michigan

February 17, 2006

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